Page 23 of 74 Pages




                                    EXHIBIT D

QS Communications AG
Mathias-Bruggen-Strasse 55
50829 Koln
Bundesrepublik Deutschland

Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA
United Kingdom


                                Lock-up Statement

                               [Shareholder Name]

____________________(Surname)        ____________________(City)
____________________(First name)     ____________________(Country)
____________________(Street)         ____________________(Telephone/Telefax)


am shareholder of QS Communications AG, Cologne ("Company") and intend to exercise my pre-emptive rights under Sec. 12.9 of the subscription and Shareholders' Agreement of November 4, 2000 and thus to purchase out of the new shares to be issued in the IPO (the "Primary IPO Shares") of the Company all or part of the shares which I am entitled to purchase under my pre-emptive rights.

I hereby  undertake,  subject to the  occurrence of an Initial  Public  Offering
(IPO) of the Company at the Neuer Markt, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the IPO at the Neuer Market (the "Prospectus"), without the prior written consent of Morgan Stanley not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Primary IPO Shares or any securities convertible into or exercisable or exchangeable for the Company's common stock, or (2) enter into any swap or other arrangement that transfers to another entity, in whole or in part, any of the economic consequences of ownership of the Company's Primary IPO Shares, whether any such transactions described in clause (1) or (2) above is to be settled by delivery of such shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of any Primary IPO Shares to the Underwriters pursuant to the Underwriting Agreement or (b) transactions relating to Primary IPO Shares or other securities acquired in open market transactions after the completion of the IPO.

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In case of a breach of this  undertaking,  I waive my right  vis-a-vis  the bank where the Primary IPO Shares will be deposited to obtain title and interest in and delivery of the Primary IPO Shares for which I have exercised my pre-emptive rights. I am aware of the fact that a breach of my undertakings as herein provided may subject me to a claim for damages and to a rejection of transfer and delivery of the Primary IPO Shares for which I have exercised the pre-emptive rights. This is without a prejudice to any other rights which the Company or Morgan Stanley may be entitled to as a result of my breach of the undertakings as herein provided.

                                  (city)        14                 April, 2000
__________________________________              ___________________
(signature)